Exhibit 99.1

For immediate release
Investor contact: Phil Iracane, 713-307-8770
Media contact: Janice Aston White, 713-307-8780

Endeavour pre-qualifies as operator in Norway

Houston, November 28, 2005 – Endeavour International Corporation (AMEX:END) today announced that its subsidiary, Endeavour Energy Norge AS, has been notified by the Ministry of Petroleum and Energy (MPE) in Norway of its pre-qualification as an operator on the Norwegian Continental Shelf. The process evaluates the organization from a technical perspective as well as competencies related to health, safety and environmental management. With the pre-qualification, the company is eligible to be approved as an operator when acquiring participating interests in a production license under the governmental licensing system.

“This is a significant achievement for our young company and we are very pleased that the MPE has pre-qualified us for operator status after its assessment of our competencies and resources,” said William L. Transier and John N. Seitz, co-chief executive officers, responding to the announcement. “Endeavour has dedicated itself to building the right kind of organization in Norway so we can actively participate as an operator in the exploration of a very prospective area in the North Sea.”

Endeavour entered Norway one year ago and now holds interests in two producing fields and ten production licenses. The company is already an operator in the United Kingdom sector of the North Sea where it holds interests in a total of 22 production licenses and 38 blocks in the UK sector of the North Sea.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.